Exhibit 99.1

AeroGrow Reports Results for Three Months Ended June 30, 2011

•	Operating loss reduced more than 50% year over year, to $621K
•	Gross Margin improves to 42.5%, up from 27.3% last year
•	Marketing efficiency continues to show dramatic improvements

Boulder, CO – September 1, 2011 - AeroGrow International, Inc. (PK: AERO) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter ended June 30, 2011.   The June quarter is the first quarter of AeroGrow’s fiscal year.

Financial Highlights for the Three Months Ended June 30, 2011

•	Operating loss reduced by more than 50% year over year, to $621,311 from $1,253,859 during the prior year period.
•	Gross margin improved to 42.5%, a 15.2 percentage point improvement from the quarter ended June 30, 2010, reflecting increased efficiencies in manufacturing and distribution operations.
•	Re-located fulfillment, distribution, and assembly operations to a third party facility in Mexico, MO, dramatically lowering operating expenses.
•
Total revenue decreased 18.6% year-over-year, to $1,479,903, primarily as a result of an almost 40% decline in revenue-generating media spent, combined with temporary price increases on AeroGardens and seed kits during the quarter to support a test in the Multi-Level Marketing (“MLM”) channel.

•	Marketing efficiency increased by almost 37% year-over-year as direct response sales per dollar of advertising rose to $9.33 from $6.81 in 2010.
•	Overhead expense was reduced 27% year-over-year, and was down more than 51% on a two-year basis.
•	Seed kit and accessory sales, the recurring revenue portion of the Company’s business, increased 31.5% despite the temporary price increases, and represented 63% of total sales.

“The quarter ended June 30th was a critical period for our company,” said Mike Wolfe, CEO of AeroGrow.  “While we’re not yet delivering the consistent profitability that we are striving for, the improvements we’ve made in marketing efficiency, gross margin and overhead structure have greatly improved our overall performance and have established a solid foundation for future profitability.  While our short-term cash needs are getting a lot of attention and we are diligently working to quickly find sources of funding, I believe the improvements we have delivered in these key operating metrics are great predictors of the long-term potential for our business.

“During the quarter we entered into an agreement to form a joint venture to sell our products in the network marketing sales channel, and in fact began testing the channel,” continued Mr. Wolfe.  “I believe that the sales decline we saw during the quarter was due in large part to actions we took to support that test, including significant price increases and restrictions we placed on our marketing efforts in the direct response and retail channels.  When the joint venture deal collapsed in early August, due to our potential partner’s failing to deliver the necessary funds pursuant to the agreement, we quickly restored our proven Direct Response sales channel – including pricing and promotion – and the business immediately rebounded.  The resiliency and responsiveness of our database continues to be impressive and I believe validates the approach that we are taking with our Direct Response channel.

“While our efforts to enter the MLM channel were stalled due to our joint venture deal failing to close, we nonetheless learned a great deal about distributor-based prospecting channels that will likely help us moving forward,” continued Mr. Wolfe.  “We’re continuing to explore how to leverage an MLM distributor sales force to drive significant sales growth and profitability.”

Results of Operations

Three Months Ended June 30, 2011 and June 30, 2010

Summary Overview
For the three months ended June 30, 2011, sales totaled $1,479,903, a $338,116, or 18.6% decrease from the same period in the prior year.  The decrease in revenue principally reflected the impact of a 39% decline in the amount of revenue-generating media spending during the quarter and the impact on demand for our products in our direct response channels, particularly AeroGardens, of temporary price increases we implemented to support an initiative to test the network marketing sales channel.  Despite these issues, the effectiveness of our direct-to-consumer advertising continued to improve, and increased 36.9% year-over-year as we generated $9.33 of direct-to-consumer revenue for every dollar of revenue-generating media spent in the 2011 period, as compared to $6.81 of direct-to-consumer revenue per media dollar in 2010.  The reduced media spend, and the impact of higher prices was principally reflected in lower sales of AeroGardens, which declined by 50.6% from the prior year.  Recurring revenue from seed kit and accessories increased by 31.5%, however, as the temporary price increases taken on these products were more moderate and we continued to benefit from the growing installed base of AeroGardens.  Seed kit and accessory sales represented 63.0% percent of total revenue for the three months ended June 30, 2011, up from 39.0% in the prior year period.

Gross margin for the three months ended June 30, 2011 was 42.5%, up from 27.3% for the year earlier period.  The increase in percentage margin reflected a variety of factors during the current year period, including efficiencies achieved in our assembly and distribution operations, an increased mix of higher-margin seed kit and accessory sales, and higher average selling prices for our products.

Operating expenses other than cost of revenue decreased $499,794, or 28.6%, from the prior year reflecting cost saving initiatives, reductions in media spending, and staffing reductions.

Our operating loss totaled $621,311 for the three months ended June 30, 2011, 50.4%, or $632,548, lower than the $1,253,859 reported in the prior year period.  The improved operating performance reflected the higher gross margin in the 2011 period combined with the significant decrease in operating expenses other than cost of revenue, partially offset by the impact of lower sales.

Other income and expense for the three months ended June 30, 2011 totaled to a net other expense of $921,664, as compared to net other expense of $475,190 in the prior year period.  The net other expense in the current year period included $740,849 in non-cash expense related to the combined effect of the amortization of deferred financing costs (principally the value of warrants granted to a placement agent) and a debt discount, on convertible notes we issued during the prior fiscal year.  For the three months ended June 30, 2010 these expenses totaled $311,408.  The discount was recognized because the notes had a conversion price lower than the market price of our stock at the time of issuance, and because the notes were issued with warrants to purchase our common stock. The resulting discount is being amortized to expense over the life of the notes, as are the related financing costs.

The net loss for the three months ended June 30, 2011 was $1,542,975, and was $186,074 lower than the net loss of $1,729,049 in the same period a year earlier.  The year-over-year decrease in the net loss reflected the improved operating performance which was partially offset by the increase in non-cash expense related to our convertible notes.

The following table sets forth, as a percentage of sales, our financial results for the three months ended June 30, 2011 and the three months ended June 30, 2010:

	Three Months Ended June 30,
	2011	2010
Revenue
Product sales – direct to consumer, net	87.4%	85.1%
Product sales – retail, net	10.2%	10.5%
Product sales – international	2.4%	4.4%
Total sales	100.0%	100.0%

Operating expenses
Cost of revenue	57.5%	72.7%
Research and development	1.5%	2.0%
Sales and marketing	34.7%	44.9%
General and administrative	48.3%	49.3%
Total operating expenses	142.0%	169.0%
Profit/(loss) from operations	-42.0%	-69.0%

 AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

	June 30, 2011	March 31, 2011
ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$81,880	$355,781
Restricted cash	34,883	162,837
Accounts receivable, net of allowance for doubtful accounts of $16,295 and $17,791 at June 30, 2011 and March 31, 2011, respectively	93,626	290,997
Other receivables	175,898	260,692
Inventory	2,467,041	2,547,570
Prepaid expenses and other	180,159	335,854
Total current assets	3,033,487	3,953,731
Property and equipment, net of accumulated depreciation of $2,617,093 and $2,525,853 at June 30, 2011 and March 31, 2011, respectively	272,902	359,962
Other assets
Intangible assets, net of $29,120 and $24,834 of accumulated amortization at June 30, 2011 and March 31, 2011, respectively	272,440	273,081
Deposits	159,131	159,631
Deferred debt issuance costs, net of accumulated amortization of $916,421 and $737,531 at June 30, 2011 and March 31, 2011, respectively	1,309,601	1,488, 491
Total other assets	1,741,172	1,921,203
Total Assets	$5,047,561	$6,234,896

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Notes Payable	$141,168	$350,798
Notes Payable – Related Party	123,966	211,321
Current portion – long term debt – related party	35,458	13,947
Current portion – long term debt	1,406,676	1,168,160
Accounts payable	1,577,327	1,506,841
Accrued expenses	544,203	614,234
Customer deposits	122,377	122,377
Deferred rent	15,759	22,513
Total current liabilities	3,966,934	4,010,191
Long term debt	3,962,418	3,716,229
Long term debt – related party	444,987	359,751
Stockholders' equity
Preferred stock, $.001 par value, 20,000,000 shares authorized, 7,576 and 7,576 shares issued and outstanding at June 30, 2011 and March 31, 2011	8	8
Common stock, $.001 par value, 500,000,000 shares authorized, 19,244,160 and 19,244,160 shares issued and outstanding at June 30, 2011 and March 31, 2011, respectively	19,244	19,244
Additional paid-in capital	62,391,489	62,324,016
Accumulated (deficit)	(65,737,519)	(64,194,543)
Total Stockholders' Equity (Deficit)	(3,326,778)	(1,851,275)
Total Liabilities and Stockholders' Equity (Deficit)	$5,047,561	$6,234,896

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended June 30,
	2011	2010
Revenue
Product sales	$1,479,903	$1,818,019

Operating expenses
Cost of revenue	850,832	1,321,703
Research and development	22,063	37,014
Sales and marketing	514,000	816,977
General and administrative	714,319	896,184
Total operating expenses	2,101,214	3,071,878

Loss from operations	(621,311)	(1,253,859)

Other (income) expense, net
Interest (income)	(12)	(6,630)
Interest expense	830,656	518,000
Interest expense – related party	118,341	61,259
Other (income)	(27,321)	(97,539)
Total other (income) expense, net	921,664	475,190

Net loss	$(1,542,975)	$(1,729,049)

Net loss per share, basic	$(0.08)	$(0.14)

Net income (loss) per share, diluted	$(0.08)	$(0.14)

Weighted average number of common shares outstanding, basic and diluted	19,244,160	12,481,443

Sales by Channel

	Three Months Ended June 30,
Product Revenue	2011	2010
Direct to consumer, net	$1,292,889	$1,546,935
Retail, net	151,024	191,578
International	35,990	79,506
Total	$1,479,903	$1,818,019

Sales by Product Type

	Three Months Ended June 30,
	2011	2010
Product Revenue
AeroGardens	$547,564	$1,108,992
Seed kits and accessories	932,339	709,027
Total	$1,479,903	$1,818,019
% of Total Revenue
AeroGardens	37.0%	61.0%
Seed kits and accessories	63.0%	39.0%
Total	100.0%	100.0%

About AeroGrow International, Inc.:

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:

Company
John Thompson
AeroGrow International, Inc.
303-444-7755